Exhibit 99.1
Q3 2006 Conference Call Transcript
October 25, 1:00 PM
DAN GREENFIELD:
Thank you. Good afternoon and welcome to Allegheny Technologies’ earnings conference call for the third quarter 2006.
This conference call is being broadcast live on our website at alleghenytechnologies.com and on CCBN.com. Members of the media have been invited to listen to this call.
Participating in the conference call today are Pat Hassey, chairman, president and chief executive officer, and Rich Harshman, executive vice president, finance and chief financial officer.
After some initial comments, we will ask for questions. Please note that all forward-looking statements made this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially. Here is Pat Hassey.

PAT HASSEY:
Thanks, Dan, and thanks, everyone... for joining us today.
I am pleased to report on the Company’s continuing progress.
As you can see from the total results of the third quarter and YTD...
(1) Our major markets remain strong,
(2) Operating margins continue to improve,
(3) Our plants are delivering cost reductions effectively and efficiently.
In addition, we recently signed a $2.5 Billion LTA to supply the Boeing Corporation Titanium Mill Products for airframes, including the 787 Dreamliner.
This new Boeing contract is the first to validate our Titanium Sponge expansion plans, as well as our high performance metals strategic growth capital projects.
During this conference call, I would like to discuss....
•	Some Highlights of the third quarter

•	ATI’s strategic growth projects in titanium products and nickel-based alloys

•	The remarkable transformation/consolidation, and resulting profitable growth, in our Flat-Rolled Products business

•	And, actions that are underway to further improve our operating performance in our Engineered Products segment.

ATI’s Growth is being driven by:
(1)	Long-term, strong demand from the aerospace and defense market, and
(2)	Worldwide increasing demand in markets that are vital to the building, and rebuilding of the global infrastructure.
Some Highlights of a strong third quarter performance:
•	Sales increased 50% to $1.29 billion, bringing year-to-date sales to over $3.5 billion, and an annualized rate of over $5 Billion.
•	Net income increased 83% to nearly $162 million, or $1.58 per share.
•	Segment operating profit for all products increased 117% to $290 million, or 22.6% of sales.
•	Operating profit by individual segment in the third quarter was:
•	High Performance Metals: 38% of sales

•	Flat-Rolled Products: 14.5% of sales

•	Engineered Products: nearly 12% of sales
•	These results included a LIFO inventory valuation reserve charge of $54 million.
•	Year-to-date gross cost reductions total $96.0 million.
Overall financial metrics were solid:
•	Annualized return on capital employed was 35%.

•	Annualized return on stockholders’ equity was 53%.

•	Net debt to total capitalization improved to 10.8%.

•	And, cash on hand increased $93 million over the previous quarter to $406 million.

Here’s an update on ATI’s strategic growth projects in titanium products and nickel-based alloys:
•	Phase I of our Albany, OR titanium sponge facility is now fully operational with six new furnaces producing at an annualized rate of 8 million pounds.
•	Just a side note, the Albany production is going extremely well. The sponge quality is outstanding.
•	Albany Phase II is expected to be in full production in the first half 2007.
•	Albany Phase III is expected to be in production during the second half 2007, bringing us to 12 million pounds of production capacity for 2007. Our titanium sponge annual production expands to 16 million pounds for 2008
•	Engineering and design of our Rowley, UT titanium sponge facility is underway, and we still expect sponge production to begin in late 2008, and grow to an annualized rate of 24 million pounds in 2009.
•	When these current phases are completed, ATI will have internal titanium sponge capacity of approximately 40 million pounds.
In addition, we plan to continue to buy titanium sponge from our outside suppliers. Our new internally produced titanium sponge is incremental. It enables ATI to significantly grow our titanium mill product shipments.
Concurrently, three of our titanium melt furnace expansion projects started operation. This is complementary to the new sponge capacity expansions. We expect all of our titanium melt projects to be in operation by the first quarter 2007.
In addition, four of our new nickel-based alloy and superalloy remelt furnaces are in operation.

As we have said in the past, it remains our intention to secure LTAs to load our new titanium and nickel-based superalloy capacity using our normal 85% contract to 15% spot business ratio. We are in the process of securing these long-term supply agreements to profitably grow ATI’s participation in the jet engine, airframe, defense, and medical markets at a rate of return that is attractive to ATI shareholders.
Our strategic growth initiatives allow us to fully support our jet engine customers and provide significant growth opportunities for ATI’s aerospace titanium in the airframe market.
For example, the recent announcement of our long-term agreement with The Boeing Company demonstrates how our fully integrated titanium products capacity enables ATI to grow in the expanding commercial airframe market.
Boeing and ATI will co-host a Boeing community awareness event in Pittsburgh during November. This event is about innovation, and the progress of the 787 Dreamliner. Boeing and ATI are working together to build the world’s most advanced airplanes. We are pleased that ATI will co-cost this event with Boeing in Pittsburgh.
Turning to our Flat Rolled Products Business
When we started the journey to transform our flat-rolled products business in 2003, achieving $100 million in operating profit during a single quarter was more of a dream than a goal. Now, here we are discussing the third quarter 2006, and I am delighted to report that Flat-Rolled Products segment operating profit increased to over $105 million, with operating margins of 14.5%. This was accomplished in spite of a $42 million LIFO charge primarily due to the increasing cost of nickel. Without the LIFO charge, that is $147 million in operating profit for one quarter.
A lot has changed at our Allegheny Ludlum business, and more is happening in this business segment.

We have organized and capitalized on our industry consolidation to create a low-cost commodity sheet business, a high-value sheet business, a high-value plate business, a global electrical steel business, and a global precision strip business. We have achieved all cost objectives and goals as we originally outlined in the asset acquisition of J&L Specialty in 2004.
Our strategic renewal process is having a major impact. Briefly, we are focusing our global sales and marketing efforts on what we do well and selling to key growth markets those products that best fit our technology.
Continuing with our Flat-Rolled Products segment, during the first nine months of 2006
•	Revenues from the chemical process industry and oil and gas market accounted for 21% of flat-rolled sales. Activity throughout the oil and gas market remains high, particularly for ethanol and offshore projects.
•	Revenues from the electrical energy market were over 16% of sales. Our specialty metals are used in the building and rebuilding of the domestic and global electrical infrastructure. We expect to benefit from global electrification for several years.
•	Revenues from the aerospace and defense market are now 6% of Flat-Rolled Products sales.
•	43% of our flat-rolled products revenues now come from these key growth markets.
•	Our Flat-Rolled Products business has been transformed into a global specialty metals business, and is no longer what might be considered the typical commodity stainless business.

With the high price of nickel raw material units, many customers have been receptive to our alloy substitution marketing effort, ‘The Switch Is On™’, it is really on. The switch to lower nickel bearing stainless and duplex alloys is accelerating rapidly. A few examples:
•	September was the best month in history for shipments of AL 201HP™ alloy, our low nickel austenitic stainless. We expect shipments of this product to increase by approximately 20% in 2006 compared to 2005. One example, during the third quarter, a leading food equipment and appliance customer switched everything they could from 304 stainless to 201 HP, effective immediately.
•	Demand for our new proprietary AL 2003™ lean duplex alloy is “really hot”, as our general manager of specialty sheet says. With high nickel prices, the value proposition for AL 2003 increases versus commodity grades, such as 316 and 316L. AL 2003 lean duplex is being used for applications in the global oil and gas, chemical process industry, architectural, and mining markets.
Our objective is to make our flat-rolled business more profitable and less cyclical than in the past. To that end, we are picking and choosing those markets and products where we make money, and spreading our market risk around the world. We are uniquely positioned in this global market, because we can offer capacity constrained or limited products that others don’t make.

Some highlights of our Flat-Rolled Products segment international efforts:
•	International sales increased to 18% of segment sales, or over $340 million, for the first nine months of 2006. This is nearly the same dollar amount as the segment sold internationally in all of 2005. We have excellent technically qualified sales and marketing teams in Europe and in Asia. These teams speak the language and know the culture and the markets.
•	Our Uniti joint venture with VSMPO-AVISMA for industrial titanium products is doing very well and is selling every pound of titanium they are allotted by the partners.
•	Our STAL joint venture in China, for Precision Rolled Strip products, is also doing very well. Major markets served are electronics and communications equipment. A growth market for STAL is the new and growing Chinese automotive market. This joint venture began an expansion in the third quarter 2006 that is expected to more than triple STAL’s capacity for the Chinese domestic market. The expansion is expected to be operational in the first quarter 2009. Precision Rolled Strip is a close tolerance, very thin product that few in the world make. This is not commodity stainless steel.

Turning to our Engineered Products segment
Third quarter 2006 margins from our Engineered Products segment were at 12% of sales, but we have opportunities to do better.
High costs for the raw material APT, or ammonium paratungstate, in our tungsten products business have been holding down operating profitability. We began an expansion project to triple capacity at our APT plant in Huntsville, AL late last year and expect to be fully integrated in this raw material by the end of 2006. We will no longer be dependent on the high and volatile cost of Chinese APT after this year.
In addition, Rome Metals, our precision metals processing company, is having another growth year. This unit is very unique, and does high-end processing operations on titanium, zirconium and other metals. We are further investing in this business to capitalize on its many growth opportunities and to expand its capacities for the aerospace business.
Here are my takeaways from our third quarter results and market updates:
•	Our core growth markets are strong.
•	Operating margins have held up, in fact, expanded
•	Our Titanium growth plans were validated by a $2.5 Billion LTA from Boeing in large part for the 787 Dreamliner. LTA’s from other customers are yet to come. We believe the Titanium Market opportunity for ATI is very large.
•	The Flat Rolled Products business is demonstrating new earnings potential and is globally positioning itself for less cyclicality
•	ATI is pro-actively and successfully developing new profitable growth opportunities for 2007 and beyond.
At this point we will open the call for questions...Operator please open the lines.

Q&A Portion of Conference Call
PAT HASSEY:
Thank you for joining us today, and thank you for your continuing interest in ATI.
Dan Greenfield:
Thank you, Pat. And thanks to all the listeners for joining us this afternoon. As always, news releases may be obtained by email and are available on our website, www.alleghenytechnologies.com. Also a rebroadcast of this conference call is available on our website. That concludes our conference call.